PokerTek Reports 2007 Third Quarter and Nine Months Financial Results

MATTHEWS, NC—(BUSINESS WIRE)—November 12, 2007—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the third quarter and nine months ended September 30, 2007. Highlights of recent announcements and operating results are as follows:

Recent Announcements

The company announced several significant new customer installations during the third quarter, including:

•	The announcement of the world’s largest fully automated poker room -- running exclusively on PokerTek poker tables - at Four Winds Casino Resort, and

•	The installation of PokerPro tables in the Galaxy StarWorld Hotel and Casino in Macau, the world’s largest gaming market.

The company announced two changes to its executive management team:

•	Chris Halligan, who joined PokerTek over a year ago, was appointed as the company’s Chief Executive Officer; and

•	Mark Roberson, who joined PokerTek in October 2007, was appointed as the company’s Chief Financial Officer.

Third Quarter 2007 Operating Highlights

Revenues for the third quarter of 2007 increased 350% to $1.1 million from $0.2 million for the third quarter of 2006.

Net loss for the third quarter of 2007 increased 77% to $4.1 million, or ($0.37) per diluted share, from $2.3 million, or ($0.24) per diluted share, in the third quarter of 2006.

The company’s gaming table count increased to 131 at September 30, 2007, a 26% increase from 104 PokerPro tables at June 30, 2007 and a 524% increase from 21 at September 30, 2006.

Nine Month 2007 Operating Highlights

Revenues for the first nine months of 2007 increased 152% to $2.6 million from $1.0 million in the first nine months of 2006.

Net loss for the nine months ended September 30, 2007 increased 55% to $9.5 million, or ($0.92) per diluted share, from $6.1 million, or ($0.65) per diluted share, for the nine months ended September 30, 2006.

“We finished the third quarter of 2007 with 131 PokerPro casino tables installed worldwide and saw several customers open fully automated, PokerPro poker rooms. Our growth in the casino space is on track,” stated Chris Halligan, PokerTek’s Chief Executive Officer. “Q3 also marked the first shipments of Heads Up Challenge, World Series of Poker edition, our new amusement product. Early field reports from restaurants and bars are encouraging.”

Revenues

Revenue growth for the company was primarily driven by increased license fees and product sales of PokerPro casino tables. License fees, which tend to lag the actual growth in table count, grew due to the larger number of revenue producing PokerPro tables deployed under licensing agreements in cruise ships, international casinos, and domestic casinos. Product sales increased primarily due to increased demand for PokerPro systems from Aristocrat International Pty. Limited and its affiliates, PokerTek’s international distributor and a significant shareholder, for use in its international casino business.

Net Loss

PokerTek continues to invest in the development of new markets for both automated casino poker tables and amusement devices. As such, company expenses exceeded revenues in the third quarter and for the first nine months of 2007, resulting in a net loss.

Also contributing to the net loss was an abnormal level of legal and professional fees in the third quarter of 2007 related to (a) patent applications to protect company intellectual property, (b) legal costs related to the investigation of the company’s former Chief Financial Officer and (c) charges related to the Tellis lawsuit.

Cash Flow

For the nine months ended September 30, 2007, net cash used for operating activities was $7.6 million, an increase of $1.4 million from $6.2 million for the nine months ended September 30, 2006. Free cash flow, defined as cash flow from operations less capital expenditures, was a use of cash of $10.8 million for the first nine months of 2007, as compared to a use of cash of $7.4 million in the first nine months of 2006.

At September 30, 2007, PokerTek had no debt and approximately $11.1 million in cash and cash equivalents.

Conference Call

As previously announced on November 1, 2007, PokerTek will host a conference call to discuss its third quarter 2007 results on Monday, November 12, 2007 at 5:00 p.m. Eastern Time.

Interested parties may listen to and participate in the conference call by dialing (866) 831-6270 (U.S./Canada) or (617) 213-8858 (Other) and entering passcode 85718287. The conference call will be webcast simultaneously through a link on the company’s website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 11670638. A replay of the conference call will also be made available for one year on the company’s website, www.pokertek.com, under the heading “Investors.”

About PokerTek, Inc.

PokerTek™, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets PokerPro® and PokerPro® Heads-Up™ electronic poker tables and related software applications designed to increase casino revenue, reduce expenses and attract new players into poker rooms. PokerTek entered the amusement space by introducing Heads-Up Challenge™, a heads-up poker table for bars and restaurants that targets adults who play for amusement only. PokerPro tables are located in the United States, Panama, Germany, the Philippines, Australia, South Africa and on several major cruise lines. For more information, please visit the company's website at www.pokertek.com <http://www.pokertek.com/> or contact Mark Roberson at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future (including pending gaming and patent approvals) and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management's current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by governmental authorities, competitive pressures and general economic conditions, and our financial condition.  These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and in other filings that we make with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

PokerTek, Inc.
Balance Sheets

	September 30, 2007	December 31, 2006
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$11,102,795	$9,353,501
Trade receivables, net of allowance of $21,062 and $19,301, respectively	505,492	272,389
Prepaid expenses and other assets	168,193	204,217
Inventory	2,137,313	1,900,996
Total current assets	13,913,793	11,731,103

Other Assets
Other assets	388,553	345,638
Property and equipment, net of accumulated depreciation	4,891,805	3,046,056

Total assets	$19,194,151	$15,122,797

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,436,727	$1,003,186

Commitments	-	-

Shareholder's Equity
Preferred stock, no par value per share; authorized 5,000,000, none
issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000
shares, issued and outstanding 10,934,464 and 9,472,020 at September 30, 2007 and December 31, 2006, respectively	-	-
Additional Paid-in-capital	41,122,253	27,956,685
Accumulated deficit	(23,364,829)	(13,837,074)
Total shareholders’ equity	17,757,424	14,119,611

Total liabilities and shareholders’ equity	$19,194,151	$15,122,797

PokerTek, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
License Fees	$621,413	$135,424	$1,731,515	$628,602
Product Sales	455,439	104,018	852,609	397,620
Total revenues	1,076,852	239,442	2,584,124	1,026,222

Costs and operating expenses:
Cost of product sales	379,715	98,153	697,167	380,454
Selling, general and administrative	3,257,939	1,596,041	7,181,482	4,106,433
Research and development	1,144,586	872,241	3,274,665	2,823,662
Depreciation	563,477	182,019	1,396,728	449,949
Total costs and operating expenses	5,345,717	2,748,454	12,550,042	7,760,498

Operating loss	(4,268,865)	(2,509,012)	(9,965,918)	(6,734,276)

Non-operating income:
Interest income, net	178,909	192,647	438,163	595,191

Net loss	$(4,089,956)	$(2,316,365)	$(9,527,755)	$(6,139,085)

Net loss per common share - basic and diluted	$(0.37)	$(0.24)	$(0.92)	$(0.65)

Weighted average common shares outstanding - basic and diluted:	10,920,257	9,472,020	10,304,001	9,471,221

PokerTek, Inc.
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(9,527,755)	$(6,139,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,396,728	449,949
Stock-based compensation expense	588,036	605,144
Provision for uncollectible trade receivables	47,129	-
Changes in assets and liabilities:
Trade receivables	(280,232)	(109,448)
Prepaid expenses and other assets	(6,891)	(114,431)
Inventory	(236,317)	(1,166,958)
Accounts payable and accrued liabilities	433,541	321,533
Net cash used in operating activities	(7,585,761)	(6,153,296)
Cash flows from investing activities
Purchases of property and equipment	(3,242,477)	(1,235,958)
Net cash used in investing activities	(3,242,477)	(1,235,958)
Cash flows from financing activities
Proceeds from common stock options exercised	65,273	-
Proceeds (expenses) from issuance of common stock, net of expenses	12,512,259	(36,672)
Net cash provided by (used in) financing activities	12,577,532	(36,672)
Net change in cash and cash
equivalents	1,749,294	(7,425,926)
Cash and cash equivalents:
Beginning	9,353,501	20,373,900
Ending	$11,102,795	$12,947,974